Exhibit 99.2

Investor Contact:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com

Media Contact:

Sarah Ward Jones

Public Relations Manager

425-943-8121

sjones@coinstar.com

COINSTAR PRICES OFFERING OF CONVERTIBLE SENIOR NOTES

BELLEVUE, Wash.—September 10, 2009—Coinstar, Inc. (NASDAQ: CSTR) today announced that it has priced its previously announced public offering of $175 million principal amount of its convertible senior notes due in 2014. The Company also granted the underwriters an option, exercisable within 30 days, to purchase up to an additional $25 million principal amount of convertible senior notes to cover over-allotments, if any.

The convertible senior notes will pay interest semi-annually at a rate of 4.0% per year and will mature on September 1, 2014 unless earlier converted or repurchased. The convertible senior notes will be convertible, under certain circumstances, into cash up to the aggregate principal amount of the convertible senior notes and shares of the Company’s common stock in respect of the remainder, if any, of the conversion obligation in excess of the aggregate principal amount. The initial conversion rate for the convertible senior notes will be 24.8181 shares of Company common stock per $1,000 principal amount of convertible senior notes, which is equivalent to an initial conversion price of approximately $40.29 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of 32.5% relative to the closing sale price of the Company’s common stock of $30.41 on September 10, 2009.

The net proceeds of the convertible senior notes offering will be used to repay the outstanding amounts under the Company’s term loan under its senior secured credit facility and to pay down a portion of the outstanding amounts under the Company’s $400 million revolving line of credit under its senior secured credit facility.

The closing of the convertible senior notes offering is expected to occur on September 16, 2009. The closing is subject to customary closing conditions.

In connection with the offering, Morgan Stanley, BofA Merrill Lynch, Jefferies & Company, Inc., and RBC Capital Markets Corporation are acting as the joint book-running managers.

The convertible senior notes offering is being made pursuant to an effective automatic shelf registration statement, including a prospectus and an applicable prospectus supplement related to the offering, filed by Coinstar with the Securities and Exchange Commission (“SEC”). You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus may also be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick St, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, email: prospectus@morganstanley.com, telephone: (866) 718-1649; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department; Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, telephone: 1-888-449-2342; or RBC Capital Markets, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, telephone: (212) 428-6670.

This press release is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation for any security in any jurisdiction. The offering will not be made in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The offering of the convertible senior notes is being made only by means of the prospectus supplement and accompanying prospectus.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a leading provider of automated retail solutions offering convenient products and services that make life easier for consumers and drive incremental traffic and revenue for its retailers. The company’s core automated retail businesses are self-service coin counting and self-service DVD rental. Other Coinstar products and services include e-payment products – such as gift cards, prepaid debit cards and other prepaid products – and money transfer services. The Company’s products and services can be found at more than 90,000 points of presence including supermarkets, drug stores, mass merchants, financial institutions, convenience stores, restaurants and money transfer agents.